UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 15, 2005

      T REIT, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-49782	52 -2140299

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1551 N. Tustin Avenue, Suite 200, Santa Ana, California	92705

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 877-888-7348

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2005, TREIT-City Center West A, LLC, a wholly-owned subsidiary of T REIT, Inc. (the “Company”), entered into an agreement on behalf of the Company for the sale of the City Center West “A” property in Las Vegas, Nevada to Pacifica Real Estate Group, LLC, an unaffiliated third party, for a sales price of $30,800,000. The Company, through its wholly-owned subsidiary, owns an 89.125% undivided tenant-in-common interest in the property. The sale, which is subject to customary closing conditions, is expected to close in the third quarter of 2005. A disposition fee will be paid to Triple Net Properties Realty, Inc. (“Realty”), an affiliate of our advisor, Triple Net Properties, LLC, upon the sale of the property in the amount of $1,025,000, or 3.3% of the sales price, of which 75% will be passed through to our advisor pursuant to an agreement between our advisor and Realty. The Company’s share of the disposition fee will be $823,000, or 3.0% of the sales price. The full text of the Agreement for Purchase and Sale of Real Property and Escrow Instructions is attached as Exhibit 99 to this report and is incorporated by reference into this Item 1.01.

As disclosed in our definitive proxy statement, the previous contract for the sale of the property in the amount of $27,610,000 was terminated on May 31, 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

No. 99. Agreement for Purchase and Sale of Real Property and Escrow Instructions dated July 15, 2005 by and between TREIT-City Center West A, LLC, NNN City Center West A1, LLC, NNN City Center West A3, LLC and NNN City Center West A4, LLC and Pacifica Real Estate Group, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T REIT, Inc.
July 20, 2005	By:	Jack R. Maurer
Name: Jack R. Maurer
Title: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
Ex-99	Agreement for Purchase and Sale of Real Property and Escrow Instructions dated July 15, 2005 by and between TREIT-City Center West A, LLC, NNN City Center West A1, LLC, NNN City Center West A3, LLC and NNN City Center West A4, LLC and Pacifica Real Estate Group, LLC.